UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2007

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Road, McLean, VA 22102

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (703) 902-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 23, 2007, PRIMUS Telecommunications Group, Incorporated (“Group”) and PRIMUS Telecommunications Holding, Inc. (“Holding”), a wholly-owned subsidiary of Group, received unanimous consent to an amendment to their existing $100 million Term Loan facility with Lehman Brothers Inc. (as arranger), Lehman Commercial Paper Inc. (as syndication agent and administrative agent) and the several lenders thereto, due 2011 (“Term Loan”). Among other things, the Term Loan amendment enables PRIMUS Telecommunications IHC, Inc. (“IHC”), a wholly-owned subsidiary of Holding, to issue up to $200 million of existing authorized indebtedness in the form of newly authorized secured notes with a second lien security position (“Second Lien Notes”). The Term Loan amendment further:

•	increased margin, or borrowing costs, by 0.25% per annum;

•

increased, subject to certain exceptions, prepayment fee obligations to five percent (through February 17, 2008), three percent (from February 18, 2008 through February 17, 2009) and two percent (from February 18, 2009 through February 17, 2010);

•	waived any past failure in the preceding four fiscal quarters to deliver observance and compliance certificates and related notices; and

•	imposed a one and one-half percent amendment fee.

On February 26, 2007, IHC agreed to issue in a private transaction $33 million principal amount of 14  1/4% Second Lien Notes, due 2011 (the “14  1/4% Second Lien Notes”), in exchange for $41 million principal amount of outstanding Group 12  3/4% Senior Notes, due 2009 (the “12  3/4% Senior Notes”) (the “Exchange Transaction”). IHC also issued for cash in a private transaction an additional $24 million principal amount in 14  1/4% Second Lien Notes to certain of the participants in the Exchange Transaction. Net cash proceeds from the 14  1/4% Second Lien Note issuance, after giving effect to anticipated expenses, discounts and fees related to all of the foregoing transactions (including the Term Loan amendment), is expected to approximate $19 million.

In a related development, the holders who participated in the Exchange Transaction, representing more than a majority of the outstanding principal amount of the 12  3/4% Senior Notes, consented to certain amendments to the indenture governing the 12  3/4% Senior Notes to, among other things, eliminate restrictive covenants and certain default provisions. The amendments to the indenture have been set forth in a supplemental indenture between Group and the trustee under the indenture. See Item 3.03 below.

Item 3.03	Material Modification to Rights of Security Holders – Other Events.

Primus Telecommunications Group, Incorporated (the “Company”) entered into a Supplemental Indenture dated as of February 26, 2007 amending the terms of the indenture (the “Indenture”) governing its 12  3/4% Senior Notes. The Supplemental Indenture amends the Indenture between Group and U. S. Bank National Association to, among other things, eliminate the following covenants: Section 8.01 (Company May Consolidate, Etc., Only on Certain Terms); Section 8.02 (Successor Substituted); Section 8.03 (Notes to Be Secured in Certain Events); Section 10.04 (Corporate Existence); Section 10.05 (Payment of Taxes and Other Claims); Section 10.06 (Maintenance of Properties); Section 10.07 (Insurance); Section 10.10 (Repurchase of Notes Upon a Change of Control); Section 1011 (Limitation on Indebtedness); Section 10.12 (Limitation on Restricted Payments); Section 10.13 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries); Section 1014 (Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries); Section 10.15 (Limitation on Transactions with Shareholders and Affiliates); Section 10.16 (Limitation on Liens); Section 10.17 (Limitation on Asset Sales); Section 10.18 (Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries); and Section 10.19 (Business of the Company); Section 10.20 (Limitation on Investments in Unrestricted Subsidiaries).

In addition, certain provisions of the Event of Default remedy (Section 5.01) have been deleted relating to: certain of the deleted covenants and restrictions referenced above (Section 5.01(4) and 5.01(4)); certain performance default or breach of covenant provisions arising by passage of time and notice (Section 5.01(5)); cross-defaults, judgments and orders (Section 5.01(6) and (7)); and bankruptcy/insolvency events (Section 5.01(8) and (9)).

The Supplemental Indenture also makes certain conforming changes to other sections of the Indenture to take into account the deletion of the foregoing covenants.

A copy of the Supplemental Indenture dated as of February 26, 2007 is attached hereto as Exhibit 4.1 and incorporated by reference herein.

Item 9.01.	Exhibits.

4.1	Supplemental Indenture dated as of February 26, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Dated February 28, 2007	By:	/s/ THOMAS R. KLOSTER
	Name:	Thomas R. Kloster
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

EX 4.1	Supplemental Indenture dated as of February 26, 2007